SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
July 16, 2007
Date of Report (Date of Earliest Event Reported)
The Cronos Group
(Exact name of registrant as specified in its charter)
Luxembourg
(State or Other Jurisdiction of Incorporation)

0-24464	Not Applicable

(Commission File Number)	(IRS Employer Identification No.)
5, rue Guillaume Kroll, L-1882 Luxembourg
(Address of principal executive offices) (Zip Code)
(352) 26.48.36.88
(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR § 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR § 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR § 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR § 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     CFL. Cronos Finance (Bermuda) Limited (“CFL”) is a wholly-owned subsidiary of The Cronos Group (the “Company”) (Nasdaq symbol: CRNS). CFL is a party to the Third Amended and Restated Loan Agreement, dated as of August 1, 2005, as amended (the “Loan Agreement”) with Fortis Bank (Nederland) N.V., as agent and noteholder (“Fortis”). The facility established by the Loan Agreement is referred to in the Company’s periodic SEC reports as the “Revolving Credit Facility.”
     On July 16, 2007, CFL and Fortis entered into Amendment Number 2 to the Loan Agreement (the “Amendment”). Under the terms of the Amendment, the Loan Agreement has been amended to (i) increase Fortis’ commitment under the Loan Agreement from $45 million to $120 million; (ii) increase the advance rate on containers purchased by CFL from monies borrowed under the Loan Agreement from 75% to 80% of the cost of containers; (iii) reduce the interest rate on monies borrowed under the Loan Agreement from Libor plus two percent to Libor plus one and one-half percent; and (iv) extend the revolving credit loan maturity date under the Loan Agreement from July 31, 2007 to August 15, 2008.
     On July 16, 2007, CFL repaid the other two lenders to CFL under the Loan Agreement. Fortis is now the sole lender under the Loan Agreement with CFL. The principal balance outstanding under the Loan Agreement as of July 16, 2007 was $43.5 million.
     The Company intends to utilize the increased borrowing capacity under the Loan Agreement to refinance the indebtedness of subsidiaries of the Company and to finance container acquisitions.
     If the Revolving Credit Facility is not extended on or before August 15, 2008, then the principal balance outstanding as of that date would be repayable by CFL over three years.
     Company Guaranty. In connection with the Amendment, the Company also entered into an amendment to its July 19, 2001 Guaranty (the “CFL Guaranty”) of CFL’s indebtedness under the Loan Agreement, increasing the maximum amount thereof from $45 million to $120 million.
     On February 28, 2007, the Company entered into an Asset Purchase Agreement (“Purchase Agreement”) with CRX Acquisition Ltd (“CRX”) and FB Transportation Capital LLC pursuant to which the Company has agreed to sell all of its assets to CRX in consideration of the payment of approximately $133.7 million in cash and the assumption by CRX of all of the Company’s liabilities (the “Assets Sale”). The shareholders of the Company are scheduled to vote on the Purchase Agreement at a special shareholders’ meeting noticed for August 1, 2007. If the Company’s shareholders approve the Purchase Agreement and the transactions contemplated thereby, including the Assets Sale, and all other conditions to the closing of the Assets Sale are satisfied, then CRX will assume the Company’s obligations under the CFL Guaranty and Fortis will release the Company from all further obligations thereunder.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
(a)	See the discussion of the amendment to CFL’s Loan Agreement with Fortis, and the Company’s Guaranty thereof, under item 1.01 above.

Item 9.01	Financial Statements and Exhibits.
(c)	Exhibits.

Exhibit 10.1	Amendment Number 2 to Third Amended and Restated Loan Agreement, dated as of July 16, 2007, by and between Cronos Finance (Bermuda) Limited (“CFL”) and Fortis Bank (Nederland) N.V. (“Fortis”), as Agent and Noteholder.

Exhibit 10.2	CFL’s Secured Note, in the principal amount of $120,000,000, dated July 16, 2007.

Exhibit 10.3	Amendment Number 3 to Amended and Restated Guaranty, dated as of July 16, 2007, by and between the Company, as Guarantor, and Fortis, as Agent and Noteholder.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CRONOS GROUP
By	/s/ Elinor A. Wexler
Elinor A. Wexler
Assistant Secretary

Date: July 20, 2007

EXHIBIT INDEX

Exhibit 10.1	Amendment Number 2 to Third Amended and Restated Loan Agreement, dated as of July 16, 2007, by and between Cronos Finance (Bermuda) Limited (“CFL”) and Fortis Bank (Nederland) N.V. (“Fortis”), as Agent and Noteholder.

Exhibit 10.2	CFL’s Secured Note, in the principal amount of $120,000,000, dated July 16, 2007.

Exhibit 10.3	Amendment Number 3 to Amended and Restated Guaranty, dated as of July 16, 2007, by and between the Company, as Guarantor, and Fortis, as Agent and Noteholder.